Exhibit 10.9

AGREEMENT

                This Agreement is entered into as of the 13th day of November 2001 by and between Hispanic Television Network, Inc. ("HTVN"), a Delaware corporation, and Urban Television Network Corporation ("UTVN"), a Texas corporation.

RECITALS AND REPRESENTATIONS

                HTVN  certain rights and interests in American Independent Network (AIN) including all rights and interests in AIN network affiliate agreements.

                HTVN represents that it owns the AIN Network and has the ability to assign the affiliate agreements.

                UTVN represents that UTVN has full corporate authority to enter into this Agreement under the following terms.

                The Recitals and Representations are an integral part of this Agreement.

                NOW THEREFORE, HTVN and UTVN agree as follows:

1.             For certain rights and interests in AIN Network as delineated in this Agreement, the AIN affiliate base, and HTVN’s agreement to provide UTVN master control services and satellite services to be set forth in a Satellite Transponder Service Agreement UTVN will;

(a)   Cause to be issued to HTVN shares of the common stock of UTVN, which represent ten percent (10%) of the issued and outstanding common shares of UTVN.  Such shares shall have full anti-dilution protection until a transaction resulting in UTVN becoming a public company is completed;

(b)   Pay HTVN the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00) with $100,000 payable as a down payment at closing with the balance represented by a promissory note (the “Note”) bearing interest at 12% per annum and be paid as follows:  beginning seven months from the date of the Note, $25,000 per month for three months and $50,000 per month thereafter until the Note ahs been paid in full including any accrued interest owing.  Payments shall first be applied to accrued and unpaid interest and fees and then to the outstanding principal balance of the Note (See Exhibit A; and

(c)   Pay to HTVN thirty percent (30%) of its advertising revenues, net of commissions, that exceeds $100,000 per month beginning in month three, until a total of $1,000,000 in advertising revenue share has been paid to HTVN, at which time the 30% drops to five percent (5%).  All advertising revenue sharing to HTVN shall terminate the earlier of three years from the date of this Agreement or the date that HTVN unilaterally discontinues providing the services per the Satellite Transponder Space Service Agreement (See Exhibit B).

2.        HTVN agrees to provide UTVN with full-time digitally compressed channel protected with special Preemptive provision service on its satellite transponder number 4 leased from GE American Communications, Inc. located at 87° W.L. orbital position.  HTVN will provide the equipment necessary to input UTVN’s programming into the digital uplink system that goes to the satellite transponder space and provide the necessary personnel to edit UTVN’s programming tapes, including insertion of commercial Spots provided by UTVN and insert the tapes into the playing equipment on a 24-hour per day, 7 days per week basis, provided that UTVN provides the said programming tapes and commercial spots on a format required by HTVN.   UTVN will pay HTVN a monthly recurring service charge of One Hundred Thousand U.S. Dollars ($100,000.00) for the satellite space and services, due and payable beginning on the first day of the month that is three full months after the initiation of services under this Agreement and on the first day of each month thereafter during the term of the Satellite Transponder Space Service Agreement (See Exhibit B).

Because UTVN would incur irreparable damages due to the interruption of services, should HTVN cease to exist as an operating company and thereby fail to provide services, the shares of UTVN common stock issued to HTVN shall be cancelled by UTVN or the public company that UTVN might merge into and the Promissory Note shall be considered paid in full and all future obligations for payment under the Promissory Note shall be terminated.   For purposes of this Agreement “HTVN’s failure to provide services” is defined in the Satellite Transponder Space Agreement attached hereto as Exhibit B.

3.             UTVN agrees that by its election of the $100,000 down payment option under provision  1(b) above, that if HTVN ceases to exist as an operating company before HTVN has received a total of $500,000 from UTVN, HTVN shall have the right to repurchase the assets sold to UTVN for the total amount paid by UTVN to HTVN.  Should HTVN elect to exercise its right to repurchase the assets, UTVN shall have the right to pay an additional amount so that HTVN will have received a total of $500,000 and thus void HTVN’s repurchase option.

4.             UTVN shall have the right to use the AIN Network name for 6 months after the date of the closing of this Agreement, at which time it shall revert back to HTVN.

5.             HTVN agrees to assign the AIN affiliates to UTVN to become affiliates of UTVN, with the understanding that the affiliates have an option under their affiliate agreement to cancel the affiliate agreement.   HTVN further agrees that it, its successors or its assigns will not in the future approach any of UTVN’s affiliates to become affiliates of HTVN.

6.             UTVN agrees that should it fail to fulfill any of its obligations under the Promissory Note, all rights previously sold or assigned by HTVN to UTVN, after the prescribed notice and cure period has lapsed, shall immediately revert back to HTVN and all parties shall be relieved of any further liability or obligation.

7.             HTVN agrees that Marc Pace shall be given a proxy to vote the UTVN shares owned by HTVN for matters involving UTVN becoming a public company only.

8.             UTVN and HTVN agree to execute all documents relative to the transaction within 30 days of the execution of this agreement.

9.             UTVN and HTVN agree that the laws of the state of Texas shall apply excepting those that are preempted by Federal statute or Delaware General Corporation Law.

10.           This Agreement is subject to approval of the boards of directors of HTVN and UTVN.

Executed as of the first date above written.

Hispanic Television Network, Inc.	Urban Television Network Corporation

/s/ Michael G. Fletcher	/s/ Randy Moseley
Michael G. Fletcher, Chief Operating Officer	Randy Moseley, President